Exhibit 99.1

Media Contacts:	Amy Rose	Investor Contacts:	Eva Boratto
	(908) 423-6537		(908) 423-5185
	David Caouette		Carol Ferguson
	(908) 423-3461		(908) 423-4465

Merck Announces Fourth-Quarter and Full-Year 2008 Financial Results

•	Company Announces Fourth-Quarter 2008 Non-GAAP EPS of $0.87, Excluding 9 Cents of Restructuring Charges; Fourth-Quarter GAAP EPS of $0.78

•	Merck Reports Full-Year 2008 Non-GAAP EPS of $3.42, Excluding Certain Items; Full-Year GAAP EPS of $3.64

•	Strong Performance of Newer Products, JANUVIA, JANUMET, ROTATEQ and ISENTRESS, Continued During 2008

•	Merck Reaffirms Full-Year 2009 Non-GAAP EPS Range of $3.15 to $3.30, Excluding Certain Items; Reaffirms 2009 GAAP EPS Range of $2.95 to $3.17

WHITEHOUSE STATION, N.J., Feb. 3, 2009 – Merck & Co., Inc. today announced financial results for the fourth-quarter and full-year of 2008.

The Company reported fourth-quarter 2008 non-GAAP (generally accepted accounting principles) earnings per share (EPS) of $0.87, which excludes restructuring charges of $0.09. Fourth-quarter GAAP EPS was $0.78. Merck also announced full-year 2008 non-GAAP EPS of $3.42, excluding certain items, and full-year GAAP EPS of $3.64.

For the fourth quarter of 2008, worldwide sales were $6.0 billion, a decrease of 3 percent over the fourth quarter of 2007. Worldwide sales were $23.9 billion for full-year 2008, a decrease of 1 percent over full year 2007. Foreign exchange provided an unfavorable effect to global sales performance of 1 percent for the quarter and a favorable effect of 3 percent for the year.

Net income for the fourth quarter was $1,644.8 million, compared with a net loss of $1,630.9 million in the fourth quarter of 2007. Merck reported $7,808.4 million in net income for full-year 2008, compared with $3,275.4 million in the full year of 2007. Fourth-quarter 2007 net loss and full-year 2007 net income reflect a $4.85 billion pretax charge related to the U.S. VIOXX Settlement Agreement. Full-year 2008 net income includes a $2.2 billion pretax gain on a distribution from AstraZeneca LP.

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A reconciliation of EPS as reported in accordance with GAAP to EPS, adjusted for certain items, is provided in the table that follows.

	Quarter Ended Dec. 31		Year Ended Dec. 31
	2008	2007	2008	2007
GAAP EPS	$0.78	$(0.75)	$3.64	$1.49
EPS impact of items*	0.09	1.55	(0.22)	1.71

Non-GAAP EPS that excludes certain items listed below[1]	$0.87	$0.80	$3.42	$3.20

* Amount calculated as follows (in millions except per share amounts)	Fourth- Quarter 2008	Fourth- Quarter 2007	Year Ended Dec. 31, 2008	Year Ended Dec. 31, 2007
Gain on distribution from AstraZeneca	$—	$—	$(2,223)	$—
Costs related to 2008 global restructuring program	201	—	921	—
Costs related to 2005 global restructuring program	33	274	363	810
U.S. VIOXX settlement agreement charge	—	4,850	—	4,850
Civil governmental investigations charge	—	671	—	671
Insurance arbitration gain	—	(455)	—	(455)
Net decrease (increase) before income taxes	234	5,340	(939)	5,876
Income tax (benefit) expense impact on above items	(30)	(1,948)	473	(2,133)
Decrease (increase) in net income	$204	$3,392	$(466)	$3,743
EPS impact of items	$0.09	$1.55	$(0.22)	$1.71

[1]

Merck is providing information on 2008 and 2007 non-GAAP earnings per share that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors' understanding of the Company's performance. This information should be considered in addition to, but not in lieu of, earnings per share prepared in accordance with GAAP.

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“The quarterly and yearly results we reported today reflect both the challenges we faced in 2008 and the benefit of our broad product portfolio,” said Richard T. Clark, chairman, president and chief executive officer. “In 2008 we improved efficiencies, managed through a dramatically changing industry environment and took actions designed to better position Merck for success. And we did so during a very difficult and unsettling time for the U.S. and global economies.

“By focusing on our core strengths, the new Merck we are building will maximize the value of our current product portfolio and our pipeline,” he added. “That will enable us to pursue growth through initiatives such as Merck BioVentures and emerging markets as well as the right strategic opportunities.”

Financial Highlights

Materials and production costs were $1.5 billion for the quarter, a decrease of 5 percent from the fourth quarter of 2007. The costs for the year were $5.6 billion, a decrease of 9 percent from the full year of 2007. The fourth-quarter 2008 and full-year 2008 costs include $33 million and $123 million, respectively, for costs associated with global restructuring programs. The costs for the fourth quarter and full year of 2007 include $118 million and $483 million, respectively, for costs associated with global restructuring programs. The gross margin was 75.6 percent for the fourth quarter of 2008 and 76.6 percent for the full year of 2008, reflecting 0.6 and 0.5 percentage point unfavorable impacts, respectively, from restructuring costs. In 2007, gross margin was 75.3 percent for the fourth quarter and 74.6 percent for the full-year, reflecting a 1.9 and 2.0 percentage point unfavorable impacts, respectively, due to restructuring costs.

Marketing and administrative expenses were $1.9 billion for the fourth quarter of 2008, an increase of 8 percent from the fourth quarter of 2007. Expenses for the full year of 2008 were $7.4 billion, 2 percent less than the Company recorded in 2007. The fourth-quarter of 2008 included a $62 million charge solely for future legal defense costs for VIOXX litigation. The full-year 2008 amount included aggregate charges of $102 million solely for future legal defense costs for VIOXX litigation and FOSAMAX litigation. In 2007, the full-year marketing and administrative expenses included aggregate charges of $280 million solely for future legal defense costs for VIOXX litigation. Also included in the full year and fourth quarter of 2007 was a gain of $455 million from an insurance arbitration award related to VIOXX product liability litigation coverage. Marketing and administrative expenses declined 17 percent in the fourth quarter of 2008, excluding the charge for legal defense costs in the fourth quarter of 2008 and the insurance arbitration gain in the fourth quarter of 2007. For the full year 2008, marketing and administrative expenses declined 6 percent, excluding charges for legal defense costs in 2008 and 2007 as well the insurance arbitration gain in 2007.

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Research and development expenses were $1.4 billion for the quarter, comparable to the fourth quarter of 2007. Annual research and development expenses were $4.8 billion for 2008, a 2 percent decrease from 2007. Expenses for the fourth-quarter and full-year 2008 include $97 million and $128 million, respectively, for costs associated with the Company’s global restructuring programs. For full-year 2007, research and development expenses included a $325 million acquired research charge associated with the purchase of NovaCardia, Inc.

Restructuring costs, primarily related to employee separation costs associated with the Company’s global restructuring programs, were $103 million for the fourth quarter of 2008 and $156 million for the fourth quarter of 2007. Restructuring costs were $1.0 billion in 2008 and $327 million in 2007. As of Dec. 31, 2008, Merck had approximately 55,200 employees.

Total overall costs associated with the Company’s global restructuring programs included in materials and production, research and development, and restructuring costs were $234 million and $274 million for the fourth quarter of 2008 and 2007, respectively, primarily comprised of employee separations and accelerated depreciation. These costs were $1.3 billion for the year of 2008 and $810 million for 2007.

Equity income from affiliates was $720 million in the fourth quarter of 2008, a decrease of 10 percent from the fourth quarter of 2007 as a result of lower contributions from the Merck/Schering-Plough joint venture partially offset by a higher contribution from AstraZeneca LP. For the full year of 2008, equity income from affiliates was $2.6 billion, a 14 percent decline from the full year of 2007.

Other (income) expense, net, for the fourth quarter was $3 million of expense compared with $567 million of expense in the fourth quarter of 2007. For the full-year 2008, the amount was $2.2 billion of income compared with $46 million of expense for 2007. The full-year 2008 total includes a $2.2 billion gain on a distribution from AstraZeneca LP in which Merck maintains an interest. Included in the fourth quarter and full year of 2007 expense is a $671 million charge recorded in connection with the resolution of investigations of civil claims by federal and state authorities relating to certain past sales and marketing activities.

The fourth quarter effective tax rate was 14.7 percent. The effective tax rate excluding the impact of restructuring charges for the fourth quarter was 14.5 percent. Both rates reflect a benefit of approximately 5 percentage points relating to the favorable tax impact of foreign exchange rate changes during the quarter, particularly the strengthening of the Japanese yen against the U.S. dollar. Both rates also reflect a benefit of approximately 3 percentage points

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relating to the U.S. research and development tax credit which was enacted as part of the Emergency Economic Stabilization Act on Oct. 3, resulting in the full-year benefit being recorded in the fourth quarter. The full-year 2008 effective tax rate was 20.4 percent. The effective tax rate excluding the impacts of the first-quarter gain on distribution from AstraZeneca LP and restructuring charges was 17.2 percent. Both of these rates reflect an aggregate net benefit of approximately 6 percentage points primarily relating to the first-quarter realization of foreign tax credits, the second-quarter favorable impact of tax settlements and the fourth-quarter items noted above.

Financial Guidance

Merck reaffirmed its expectations for full-year 2009 revenue (as reported by Merck & Co., Inc.) to be in the range of $23.7 billion to $24.2 billion, adding that based on current information, revenues are likely to be in the lower half of the range.

The Company also reiterated its expectations for 2009 non-GAAP EPS to range from $3.15 to $3.30, excluding certain items, and a 2009 GAAP EPS range of $2.95 to $3.17. The 2009 GAAP EPS guidance includes a pretax charge of approximately $400 million to $600 million associated with the Company’s global restructuring programs.

A reconciliation of 2009 EPS as reported in accordance with GAAP to non-GAAP EPS, which adjusts for certain items, is provided in the table that follows.

Full-Year 2009
GAAP EPS	$2.95 to $3.17
EPS impact of items*	$0.20 to $0.13
Non-GAAP EPS, which adjusts for items listed below	$3.15 to $3.30

* Amount calculated as follows (in millions except per share amounts):	Full-Year 2009
Costs related to the global restructuring program	$600 to $400
Income tax (benefit) expense on above items	(180) to (120)
(Increase) decrease in net earnings	$420 to $280
EPS impact of items	$0.20 to $0.13

In 2009, the Company expects both GAAP and non-GAAP EPS in the first quarter to be less than one-fourth of the full-year EPS. In addition, the Company anticipates marketing and administrative spend and research and development expenses to be more equally distributed across the four quarters than in previous years.

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Details on Merck’s full-year 2009 and 2010 financial guidance can be found on pages 10 and 11 of this news release.

Product Performance Highlights

JANUVIA (sitagliptin), Merck’s first-in-class DPP-4 inhibitor for the treatment of type 2 diabetes, recorded worldwide sales of $413 million during the fourth quarter of 2008 compared with $252 million in the same quarter in 2007. JANUMET (sitagliptin/metformin hydrochloride), a single tablet that targets all three key defects of type 2 diabetes, achieved worldwide sales of $120 million during the quarter compared to $44 million in the fourth quarter 2007. JANUVIA reached $1.4 billion in worldwide sales in 2008, while JANUMET achieved $351 million in global sales for the year.

ISENTRESS (raltegravir), Merck’s first-in-class HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection in treatment-experienced adult patients, reported worldwide sales of $130 million for the fourth quarter of 2008 and $361 million for the year. On Jan. 30, the U.S. Food and Drug Administration (FDA) granted traditional approval to ISENTRESS following review of the 48-week data from the BENCHMRK 1 & 2 clinical trials. The FDA previously granted accelerated approval for ISENTRESS in October 2007.

Through 2008, Merck’s other promoted products category included JANUVIA, JANUMET and ISENTRESS in addition to a number of other products that treat or prevent a broad range of medical conditions. Total sales for other promoted products were $2.0 billion for the fourth quarter, representing 6 percent growth compared with the fourth quarter of 2007. Worldwide sales during 2008 were $7.9 billion, 16 percent more than the Company recorded in 2007.

Worldwide sales of SINGULAIR (montelukast sodium), a once-a-day oral medicine indicated for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, were $1.1 billion for the fourth quarter of 2008, representing a 3 percent decline compared with the fourth quarter of 2007. Full-year worldwide sales for 2008 of SINGULAIR were $4.3 billion, a 2 percent increase compared with the prior year.

Combined global sales of ZETIA (ezetimibe) and VYTORIN (ezetimibe/simvastatin), as reported by the Merck/Schering-Plough partnership, were $1.1 billion for the fourth quarter of 2008, representing a 26 percent decline compared with the fourth quarter of 2007. Combined annual worldwide sales during 2008 were $4.6 billion, a decrease of 12 percent compared with the prior year. Global sales of ZETIA, marketed as EZETROL outside the United States, were $525 million in the fourth quarter, a decrease of 23 percent compared with the fourth quarter of 2007. Sales for the year were $2.2 billion, a decrease of 9 percent over full-year 2007.

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Fourth-quarter and full-year 2008 global sales of VYTORIN, marketed outside the United States as INEGY, were $549 million and $2.4 billion, a decrease of 29 percent and 15 percent, respectively, compared with similar periods in 2007. The Company records the results from its interest in the Merck/Schering-Plough partnership, which totaled $378 million and $1.5 billion in the fourth quarter and full year of 2008, respectively, in equity income from affiliates.

Global sales of Merck’s antihypertensive medicines, COZAAR (losartan potassium) and HYZAAR2 (losartan potassium and hydrochlorothiazide), were $881 million for the fourth quarter of 2008, a 1 percent decrease compared with the fourth quarter of 2007. Annual sales were $3.6 billion during 2008, a 6 percent increase compared with full-year 2007.

Worldwide sales of FOSAMAX (alendronate sodium) and FOSAMAX PLUS D (alendronate sodium/cholecalciferol) which is marketed as FOSAVANCE throughout the European Union, were $318 million for the fourth quarter of 2008, representing a decrease of 60 percent compared with the fourth quarter of 2007. Worldwide sales for the year were $1.6 billion, a 49 percent decrease compared with the prior year. Since most formulations of these medicines have lost U.S. marketing exclusivity, the Company is experiencing a significant decline in sales in the United States within the FOSAMAX franchise.

The Company’s cervical cancer vaccine, GARDASIL (human papillomavirus (HPV) quadrivalent (types 6, 11, 16, 18) vaccine, recombinant), posted total sales as recorded by Merck of $286 million for the fourth quarter of 2008, a 16 percent decline from the same quarter in 2007. Worldwide sales of GARDASIL for the year were $1.4 billion, a 5 percent decrease compared with the prior year. Vaccines in most major European markets are sold through the Company’s joint venture, Sanofi Pasteur MSD, and the results from the Company’s interest in the joint venture are recorded in equity income from affiliates.

ZOSTAVAX, the Company’s vaccine to help prevent shingles (herpes zoster), recorded sales of $162 million for the fourth quarter of 2008 as compared with $85 million for the fourth quarter of 2007. Sales in the quarter benefited from the fulfillment of a large number of customer backorders. Annual sales were $312 million during 2008, a 32 percent increase compared with full-year 2007. Merck currently expects to clear all existing backorders in first quarter 2009 and to return to normal shipping times sometime within the second quarter.

Worldwide sales of ROTATEQ (rotavirus vaccine, live, oral, pentavalent), Merck’s vaccine to help protect children against rotavirus gastroenteritis, as recorded by Merck, were $162 million in the fourth quarter of 2008, an increase of 9 percent from the fourth quarter of 2007. Sales for the year were $665 million, an increase of 27 percent over full-year 2007.

[2]	COZAAR and HYZAAR are registered trademarks of E.I. duPont de Nemours and Company, Wilmington, Del.

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Worldwide sales of Merck’s other viral vaccines, which include VARIVAX (varicella virus vaccine live), M-M-R II (measles, mumps and rubella virus vaccine live) and PROQUAD (measles, mumps, rubella and varicella virus vaccine live), as recorded by Merck, were $295 million for the fourth quarter of 2008, a decrease of 10 percent compared with the same period a year earlier. Sales for the year were $1.3 billion, a decrease of 6 percent over full-year 2007.

Merck records ongoing revenue based on sales of products that are associated with alliances, the most significant of which is AstraZeneca LP. Revenue from AstraZeneca LP recorded by Merck was $377 million in the fourth quarter and $1.6 billion for the year.

Earnings Conference Call

Investors are invited to a live audio webcast of Merck’s fourth-quarter earnings conference call today at 9 a.m. EST by visiting the Newsroom section of Merck’s Web site, www.merck.com/newsroom/webcast/. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782. Journalists are invited to listen in on the call by dialing (706) 758-9928 or (800) 399-7917. A replay of the webcast will be available starting at 12 p.m. EST today through 5 p.m. EST on Feb. 10. To listen to the replay, dial (706) 645-9291 or (800) 642-1687 and enter ID No. 79861213.

About Merck

Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.

Forward-Looking Statement

This news release, including the financial information that follows, contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no

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obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this news release should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of Merck’s Form 10-K for the year ended Dec. 31, 2007, and in any risk factors or cautionary statements contained in the Company’s periodic reports on Form 10-Q or current reports on Form 8-K, which the Company incorporates by reference.

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Merck Financial Guidance

2009 Guidance

This guidance is based on recent exchange rates. Sales forecasts for Merck & Co., Inc. and major products for 2009 are as follows:

Worldwide 2009 Sales
Total Sales* (as recorded by Merck & Co., Inc.)	$23.7 to $24.2 billion

Product
SINGULAIR (Respiratory)	$4.4 to $4.7 billion
COZAAR/HYZAAR (Hypertension)	$3.4 to $3.7 billion
JANUVIA/JANUMET (Diabetes)	$2.4 to $2.7 billion
GARDASIL (as recorded by Merck & Co., Inc.)	$1.1 to $1.3 billion
Other Vaccines (as recorded by Merck & Co., Inc.)	$2.8 to $3.1 billion
Other reported products**	$6.6 to $7.0 billion

*	Total sales equals sales from products listed above plus supply sales to our partners (primarily AstraZeneca) and other non-promoted products. Based on current information, revenues are likely to be in the lower half of the range.
**	Other reported products comprise: ARCOXIA, CANCIDAS, COSOPT, CRIXIVAN, EMEND, FOSAMAX, INVANZ, ISENTRESS, MAXALT, PRIMAXIN, PROPECIA, PROSCAR, STOCRIN, TIMOPTIC/TIMOPTIC XE, TRUSOPT, VASOTEC/VASERETIC, ZOCOR and ZOLINZA.

•

Under an agreement with AstraZeneca (AZN), Merck receives revenue at predetermined percentages of the U.S. sales of certain products by AZN, most notably NEXIUM. In 2009, Merck anticipates that these revenues will be approximately $1.3 billion to $1.5 billion.

•

Equity income from affiliates includes the results of the Merck and Schering-Plough collaboration and Sanofi Pasteur MSD combined with the results of Merck’s other joint venture relationships. Equity income from affiliates is expected to be approximately $2.2 billion to $2.5 billion for 2009.

•

Product gross margin (PGM) percentage is estimated to be approximately 77 percent to 78 percent for the full-year 2009. This guidance excludes the portion of the restructuring costs that will be included in product costs and will affect reported PGM in 2009.

•	Marketing and administrative expense is anticipated to be approximately $7.0 billion to $7.3 billion.

•

Research and development expense (which excludes joint ventures) is anticipated to be approximately $4.8 billion to $5.1 billion. This guidance excludes the portion of the restructuring costs that will be included in research and development expense in 2009.

•

As part of the Company’s restructuring of its operations, additional costs related to site closings, position eliminations and related costs will be incurred in 2009. The aggregate 2009 pretax expense related to these activities is estimated to be in the range of $0.4 billion to $0.6 billion.

•	The consolidated 2009 tax rate is estimated to be approximately 22 percent to 25 percent.

•	Merck plans to continue its stock buyback program in 2009. As of Dec. 31, 2008, $2.4 billion remains under the current buyback authorizations approved by Merck’s Board of Directors.

Given these guidance elements, Merck anticipates full-year 2009 non-GAAP EPS of $3.15 to $3.30, excluding certain items, and 2009 GAAP EPS in the range of $2.95 to $3.17.

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2010 Guidance

Merck today reaffirmed non-GAAP revenues, including 50 percent of the revenues from our joint ventures, will have a compound annual growth rate of 2 to 4 percent from 2005 to 2010. Merck’s GAAP reported sales, excluding 50 percent of the revenues from our joint ventures, are expected to have a compound annual growth rate of 1 to 3 percent from 2005 to 2010.

Non-GAAP EPS compound annual growth rate from 2005 to 2010 is expected to be in the mid-to-high single-digits, excluding certain items. Merck anticipates EPS compound annual growth rate on a GAAP basis to increase by double-digits over the same period. The non-GAAP EPS guidance excludes restructuring charges and net tax charges of $0.43 per share in 2005 and anticipated charges related to the 2008 restructuring program of $100 million to $400 million in 2010. For the purpose of the 2010 guidance, the Company is excluding any one-time gains that may result from AstraZeneca exercising its option with respect to AstraZeneca LP.

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The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the quarter ended December 31, 2008, compared with the corresponding period of the prior year.

	Merck & Co., Inc. Consolidated Results (In Millions Except Earnings per Common Share) Quarter Ended December 31 (Unaudited)
	2008	2007	% Change
Sales	$6,032.4	$6,242.8	(3)%

Costs, Expenses and Other
Materials and production (1)	1,470.0	1,544.8	(5)
Marketing and administrative (2)	1,862.1	1,719.5	8
Research and development (3)	1,386.6	1,381.7	—
Restructuring costs (4)	103.1	156.2	(34)
Equity income from affiliates	(720.0)	(796.3)	(10)
U.S. VIOXX Settlement Agreement charge	—	4,850.0	*
Other (income) expense, net (5)	3.2	567.4	(99)

Income (Loss) Before Taxes	1,927.4	(3,180.5)	*

Income Tax Provision (Benefit) (6)	282.6	(1,549.6)

Net Income	$1,644.8	$(1,630.9)	*

Average Shares Outstanding
Assuming Dilution (7)	2,113.3	2,177.7
Earnings (Loss) per Common Share
Assuming Dilution (7)	$0.78	$(0.75)	*

*	≥ 100%
(1)	Includes restructuring costs of $33 million in the fourth quarter of 2008 and $118 million in the fourth quarter of 2007 primarily related to accelerated depreciation associated with Merck’s global restructuring programs.
(2)	Includes the impact of reserving an additional $62 million in the fourth quarter of 2008 solely for future legal defense costs for VIOXX litigation. Includes a gain of $455 million in the fourth quarter of 2007 relating to an insurance arbitration settlement.
(3)	Includes restructuring costs of $97 million in the fourth quarter of 2008.
(4)	Restructuring costs represent separation and other related costs associated with the global restructuring programs.
(5)	Other (income) expense, net includes a $671 million charge in the fourth quarter of 2007 related to the resolution of certain civil governmental investigations.
(6)	The fourth quarter 2008 effective tax rate was 14.7%. The effective tax rate excluding the impact of restructuring charges for the fourth quarter of 2008 was 14.5%. Both rates reflect a benefit of approximately 5 percentage points relating to the favorable tax impact of foreign exchange rate changes during the quarter, particularly the strengthening of the Japanese yen against the U.S. dollar. Both rates also reflect a benefit of approximately 3 percentage points relating to the U.S. research and development tax credit which was enacted as part of the Emergency Economic Stabilization Act on Oct. 3, resulting in the full year benefit being recorded in the fourth quarter. The fourth quarter 2007 effective tax rate was 48.7% which reflects the impacts of the U.S. VIOXX Settlement Agreement charge, the civil governmental investigations charge and the gain relating to an insurance arbitration settlement. In addition, the tax rate reflects the favorable impacts of fourth quarter 2007 adjustments relating to certain federal and state tax items.
(7)	Because the Company recorded a loss in the fourth quarter of 2007, no potential dilutive common shares were used in the computation of loss per share assuming dilution as the effect would have been anti-dilutive.

The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the twelve months ended December 31, 2008, compared with the corresponding period of the prior year.

	Merck & Co., Inc. Consolidated Results (In Millions Except Earnings per Common Share) Twelve Months Ended December 31 (Unaudited)
	2008	2007	% Change
Sales	$23,850.3	$24,197.7	(1)%

Costs, Expenses and Other
Materials and production (1)	5,582.5	6,140.7	(9)
Marketing and administrative (2)	7,377.0	7,556.7	(2)
Research and development (3)	4,805.3	4,882.8	(2)
Restructuring costs (4)	1,032.5	327.1	*
Equity income from affiliates	(2,560.6)	(2,976.5)	(14)
U.S. VIOXX Settlement Agreement charge	—	4,850.0	*
Other (income) expense, net (5)	(2,194.2)	46.2	*

Income Before Taxes	9,807.8	3,370.7	*

Taxes on Income (6)	1,999.4	95.3

Net Income	$7,808.4	$3,275.4	*

Average Shares Outstanding
Assuming Dilution	2,145.3	2,192.9

Earnings per Common Share
Assuming Dilution	$3.64	$1.49	*

*	≥ 100%
(1)	Includes restructuring costs of $123 million in 2008 and $483 million in 2007 primarily related to accelerated depreciation associated with Merck’s global restructuring programs.
(2)	Includes the impact of reserving an additional $102 million in 2008 solely for future legal defense costs for VIOXX and FOSAMAX litigation and $280 million in 2007 solely for future legal defense costs for VIOXX litigation. Includes a gain of $455 million in 2007 relating to an insurance arbitration settlement.
(3)	Includes restructuring costs of $128 million in 2008 and acquired research expense related to the acquisition of NovaCardia, Inc. of $325 million in 2007.
(4)	Restructuring costs represent separation and other related costs, as well as net gains on sales of facilities and related assets in 2008, associated with the global restructuring programs.
(5)	Other (income) expense, net in 2008 reflects a $2.2 billion gain on distribution from AstraZeneca LP, a $300 million expense for a contribution to the Merck Company Foundation, a $249 million gain on the Company’s remaining worldwide rights to AGGRASTAT, $117 million, net, of recognized losses in the Company’s investment portfolio and a $58 million charge in connection with the resolution of an investigation into whether the Company violated state consumer protection laws with respect to the sales and marketing of VIOXX. Other (income) expense, net in 2007 reflects a civil governmental investigations charge of $671 million partially offset by the favorable impact of gains on sales of assets and product divestitures, as well as a net gain on the settlements of certain patent disputes.
(6)	The full year 2008 effective tax rate was 20.4%. The 2008 effective tax rate excluding the impacts of the first-quarter gain on distribution from AstraZeneca LP and restructuring charges was 17.2%. Both of these rates reflect an aggregate net benefit of approximately 6 percentage points primarily relating to the first-quarter realization of foreign tax credits, the second quarter favorable impact of tax settlements and the fourth quarter favorable tax impact of foreign exchange rate changes and a benefit relating to the U.S. research and development tax credit. The effective tax rate of 2.8% for full-year 2007 reflects the impacts of the U.S. VIOXX Settlement Agreement charge, the civil governmental investigations charge and the gain relating to an insurance arbitration settlement. In addition, the 2007 effective tax rate reflects the favorable impacts of fourth quarter adjustments relating to certain federal and state tax items.